Exhibit 99.1

                                  NEWS RELEASE

[GLOBAL ENTERTAINMENT LOGO]
                                                For Further Information Contact:
                                                     Richard Kozuback, President
                                                Global Entertainment Corporation
                                                                    480-994-0772
                                                 www.globalentertainment2000.com

Global Entertainment Corporation                        Rudy R. Miller, Chairman
1600 North Desert Drive, Suite 301                              The Miller Group
Tempe, Arizona 85281                          Investor Relations for the Company
                                                                    602-225-0505
                                                          gee@themillergroup.net
                                                          www.themillergroup.net

                             FOR IMMEDIATE RELEASE

             Global Entertainment Announces Internal Reorganization
                     and The Miller Group Special Assignment

TEMPE, ARIZONA,  SEPTEMBER 23, 2010 -- GLOBAL ENTERTAINMENT  CORPORATION (OTCBB:
GNTP) - an integrated event and entertainment company, today announced several decisions related to an internal reorganization as well as the involvement of The Miller Group on a special assignment at the behest of the company's Board of Directors.

In an effort to streamline the Board process and reduce the company's cost structure both Michael L. Bowlin and Mark Schwartz voluntarily resigned from the Board of Directors of the company.

Michael L. Bowlin, President and Chief Executive Officer of Bowlin Travel Centers Inc., stated, "I have appreciated the honor of serving as a member of the Global Entertainment Board of Directors, however, I feel it is in the best interest of the company for me to resign my position as a member of this board and as a result, eliminate the cost to the company associated with my continued membership." Mr. Bowlin continued, "I wish the best to the company as a whole and plan to make myself available if I can be of any assistance in the future."

Mark Schwartz, President of G & S Metal Products Company Inc., stated "I have always put the interest of Global Entertainment and its shareholders at the forefront and have determined that given the current environment that the company is operating in, a smaller, lower cost and more nimble Board is in the best interest of the shareholders." Mr. Schwartz emphasized, "I wish both the company and the Board the best of luck."

Also as part of the company's internal reorganization, the Board of Directors of Global Entertainment elected to eliminate the position of general counsel.

In addition, the Board of Directors of the company appointed Steven E. Lee, 53, as Executive Vice President, Chief Administrative Officer and Secretary. Mr. Lee will oversee the company's administrative and operational functions, including human resources, information technology, legal, contract administration and related areas. Mr. Lee's background includes serving as a Senior Vice President of Scott Communities, a residential home builder with operations in Arizona and Texas, where his responsibilities included negotiating land acquisitions, vendor contracts and sales contracts, managing forward planning, entitlements and IT functions and overseeing the company's human resource, warranty and legal issues. Prior to his position with Scott Communities, Mr. Lee was an Associate General Counsel for Avnet, Inc., a Fortune 500 company, where he managed the customer contract department and was responsible for negotiating and preparing a variety of commercial agreements. Mr. Lee is a licensed attorney in the State of Arizona.

In order to actively examine all avenues available to the company, the Board has called upon The Miller Group, through its affiliated entities Miller Capital Corporation and Miller Capital Markets, LLC, to provide additional strategic consulting assistance to the Board and management along with investment banking services.

Chairman of the Board W. James Treliving stated, "I am appreciative of the actions taken by Mike Bowlin and Mark Schwartz to reduce the company's costs and all of the contributions they have made to Global Entertainment over the years. The Board fully understands the present challenges the company faces, however, we believe in the potential of Global Entertainment, anchored by our successful Central Hockey League operations." Mr. Treliving elaborated, "With that in mind, the Board considers it imperative to proactively review all existing and new alternatives to create a positive future for the company. We have requested The Miller Group's specific management consulting and investment banking expertise to assist the Board and company in overcoming the challenges presented by today's economic environment."

Visit our web sites:

www.globalentertainment2000.com                      www.centralhockeyleague.com
      www.coliseums.com                                    www.GetTix.net

Global Entertainment Corporation is an integrated events and entertainment company focused on mid-size communities that is engaged, through its seven wholly owned subsidiaries, in sports management, multi-purpose events and entertainment centers and related real estate development, facility and venue management and marketing and venue ticketing. GLOBAL PROPERTIES I, in correlation with arena development projects, works to maximize value and develop potential new properties. INTERNATIONAL COLISEUMS COMPANY, INC. (ICC) serves as project manager for arena development while ENCORE FACILITY MANAGEMENT AND GEC FOOD SERVICE, LLC coordinate arena operations and concessions. GLOBAL ENTERTAINMENT MARKETING SYSTEMS (GEMS) pursues licensing and marketing opportunities related to the Company's sports management and arena developments and operations. GLOBAL ENTERTAINMENT TICKETING (GETTIX.NET) is a ticketing company for sports and entertainment venues. The WESTERN PROFESSIONAL HOCKEY LEAGUE, INC., through a joint operating agreement with the Central Hockey League, is the operator and franchisor of professional minor league hockey teams in nine states.

     Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

     Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

     Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: limited liquidity and the need for additional financing intense competition within the sports and entertainment industries, past and future acquisitions, expanding operations into new markets, risk of business interruption, changing consumer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.


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